Exhibit 99.1

STARBOARD RESOURCES, INC. IS NOT REPRESENTED BY
GREGORY IMBRUCE

San Antonio, Texas (March 16, 2015) Starboard Resources, Inc. (CIK #0001554970) (the “Company”) is a publicly-reporting oil and gas exploration and production company.  Its common stock has not had a trading market to date.

Several of our shareholders are involved in an American Arbitration Association arbitration and related litigation adverse to Gregory Imbruce (“Imbruce”) and business entities owned by Imbruce.  The various claims in the arbitration and litigation are further described in our Form 10-K/A filed April 30, 2014.

On March 13, 2015, as part of a claimed settlement proposal in the arbitration/litigation counsel for Imbruce announced that Imbruce “compiled the below list of potential buyers of Starboard Resources, Inc.” and intended “to meet with several of the companies listed below in order to generate a bid to purchase Starboard” during the week of March 16, 2015.

All companies contacted by Imbruce in connection with Starboard Resources, Inc. should understand the following:

1)	Imbruce does not represent the Company and is not authorized to present any information on behalf of the Company.

2)	Imbruce is not an officer or director of, consultant to or securities broker for the Company.

3)
The Company is not a party to the above-referenced arbitration.  Further, the Company is not a party to the above-referenced litigation except as interpleader plaintiff of its common stock shares that are subject to disputed ownership claims.

4)	The Company held a stockholders meeting in October 2014 and its stockholders elected the current directors.

5)	Imbruce has not made any SEC filings in connection with his proposed actions as represented by his counsel.

6)
The arbitrator in the above-referenced arbitration issued a protective order that covers certain of the Company’s non-public documents being used in the arbitration. The Company does not know what documents Imbruce intends to use for these claimed prospective presentations. To the extent that Imbruce uses, relies on or references any of the Company’s documents obtained under the arbitrator’s protective order, the Company will seek a return of those documents from the recipients.

7)
Imbruce is currently adverse to the Company as he made a claim for indemnification and advancement in connection with the above-referenced arbitration and litigation which the Company has denied. (Imbruce was a Company director through 2012). Thus, Imbruce may have a conflict of interest in seeking a change of control for the Company.

Below is a list of Companies referenced in the communication from Imbruce’s counsel:

1)	Abraxas Petroleum Corp. (NASDAQ:AXAS)
2)	Anadarko Petroleum Corporation (NYSE:APC)
3)	Atlas Resource Partners, L.P. (NYSE:ARP)
4)	Bonanza Creek Energy, Inc. (NYSE:BCEI)
5)	Callon Petroleum Company (NYSE:CPE)
6)	Carrizo Oil & Gas Inc. (NASDAQ:CRZO)
7)	Chesapeake Energy Corporation (NYSE:CHK)
8)	Cimarex Energy Co. (NYSE:XEC)
9)	Clayton Williams Energy, Inc. (NYSE:CWEI)
10)	Comstock Resources Inc. (NYSE:CRK)
11)	Contango Oil & Gas Company (NYSE:MCF)
12)	Denbury Resources Inc. (NYSE:DNR)
13)	Earthstone Energy, Inc. (NYSE:ESTE)
14)	Energen Corp. (NYSE:EGN)
15)	Fieldpoint Petroleum Corp. (NYSE:FPP)
16)	Jones Energy, Inc. (NYSE:JONE)
17)	Newfield Exploration Co. (NYSE:NFX)
18)	Petroquest Energy (NYSE:PQ)
19)	PrimeEnergy Corp. (NASDAQ:PNRG)
20)	Rice Energy Inc. (NYSE:RICE)
21)	Rosetta Resources, Inc. (NASDAQ:ROSE)
22)	Sanchez Energy Corporation (NYSE:SN)
23)	SM Energy Company (NYSE:SM)
24)	Southwestern Energy Co. (NYSE:SWN)
25)	Swift Energy Co. (NYSE:SFY)
26)	Yuma Energy, Inc. (NYSE:YUMA)

About Starboard Resources, Inc.

Starboard Resources, Inc. is an oil and gas exploration and production company headquartered in San Antonio, Texas with oil and gas properties in the Crittendon Field in West Texas, the Eagle Ford trend in South Texas, the Giddings Field in Central Texas and non-operated assets in Logan and McClain Counties, Oklahoma.  It is an SEC-reporting issuer, but its common stock does not have a trading venue.  The Company’s website is www.starboardresources.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding business strategy, estimated current and future net reserves and present values of such reserves, drilling and completion of wells including our identified locations, financial strategy, budget projections, operating results, marketing and realized prices for oil, natural gas and natural gas liquids, timing and amount of future production of oil and natural gas, availability and cost of drilling and production equipment, availability and cost of oilfield labor, the amount, nature and timing of capital expenditures, including future development costs, our ability to fund our 2015 capital expenditure budget, availability and terms of capital, development results from our identified drilling locations, property acquisitions, property development and operating costs, general economic conditions, the commodity price environment, the effectiveness and extent of our risk management activities, our insurance coverage, estimates of future potential impairments, environmental liabilities, technology, counterparty credit risk, government regulation of and tax treatment for the oil and gas industry, non-historical plans, objectives, expectations and intentions contained in this prospectus, future revenues, future costs and expenses, earnings, earnings per share, margins, cash flows, liquidity and dividends. Important factors which may affect the actual results include, but are not limited to, the resolution of the interpleader action relating to 2,190,891 of our common stock shares and of litigation and arbitration involving the limited partners and former general partners of Giddings Oil & Gas LP, Hunton Oil Partners LP and Asym Energy Fund III LP, political developments, market and economic conditions, changes in raw material, transportation and energy costs, inflation, industry competition, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, cost of services, service and equipment providers and the ability to execute and realize the expected benefits from strategic initiatives, including revenue and reserve growth plans, mergers and acquisitions and their integration, changes in financial markets and changing legislation and regulations, including changes in tax law or tax regulations. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission, which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. There can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.  These forward-looking statements speak only as of the date made, and the Company assumes no obligation to update such statements.

For additional information, contact Debbie Cherry at 210-999-5400, ext. 11.